Putnam Equity Income Fund
5/31/16 Semi Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1   Class A	  24,709
        Class B	  387
        Class C   1,390
	Class M   254

72DD2   Class R   734
        Class R5  948
        Class R6  3,875
        Class Y   13,519



73A1    Class A	  0.147
        Class B	  0.076
        Class C   0.078
	Class M   0.100

73A2    Class R   0.124
        Class R5  0.178
        Class R6  0.188
        Class Y   0.172

74U1    Class A	  166,999
        Class B	  5,132
        Class C   18,233
        Class M	  2,459

74U2    Class R   6,021
        Class R5  5,585
        Class R6  23,118
        Class Y   80,365

74V1    Class A	  19.75
        Class B	  19.51
        Class C   19.51
	Class M   19.49

74V2    Class R   19.59
        Class R5  19.76
        Class R6  19.76
        Class Y   19.75


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information About Errors and Omissions Policy

Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.